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                         DELCATH SYSTEMS, INC.
           (Name of Registrant as Specified In Its Charter)

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[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                      FOR IMMEDIATE RELEASE
------------------


                  Delcath Systems Issues Letter to Shareholders

STAMFORD, Conn., August 14, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) today issued the following letter to its shareholders.

              DON'T BE FOOLED BY LADDCAP - HERE ARE IMPORTANT FACTS
                          THAT LADDCAP HAS NOT TOLD YOU

Dear fellow Delcath Shareholder:

     On August 10, 2006, Laddcap Value Partners LP mailed a letter to Delcath shareholders that purports to express "shock" and "outrage" at Delcath's efforts to expose the misrepresentations and omissions made by Laddcap in its solicitation materials provided to Delcath shareholders. Do not be fooled by Laddcap's latest diatribe - the one and only reason Delcath has filed suit against Laddcap is to ensure that Delcath's shareholders can decide on the future of their Company based on full and accurate information. Delcath fully supports shareholder democracy, but Delcath believes that shareholders should have full and complete information before considering Laddcap's proposal to remove your Board of Directors.

     Delcath, of all companies, has tremendous admiration for individuals battling cancer, and it is these very people that are the drive behind Delcath's research and development. Delcath is dedicated to the development of treatments for cancer as well as the patients who are stricken with cancer.

     In contrast, Laddcap has resorted in its letter to the most cynical of tactics. In an attempt to obfuscate its failure to disclose the personal bankruptcy of one its nominees, Paul William Frederick Nicholls, Laddcap claims that Mr. Nicholls' cancer caused his personal bankruptcy filing in 2002. Nothing could be further from the truth. As Mr. Nicholls' own bankruptcy petition makes clear, the debt he amassed was on credit cards, including credit cards issued by luxury retailers such as Bloomingdale's, Bergdorf Goodman and Macy's, not on health care. There were no medical bills, no hospital bills and no doctor bills in his bankruptcy filing.



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     Laddcap's contention that Mr. Nicholls had to file for bankruptcy because
"he could not maintain employment while he battled Stage 4 Multiple Myeloma" also could not be more disingenuous. About a month before his bankruptcy filing in October 2002, Mr. Nicholls ran a New York Road Runner's Club 10K race (one of at least 19 road races Mr. Nicholls finished that year) at a brisk pace of 7 minutes 37 seconds per mile. Mr. Nicholls' lack of financial responsibility, not his cancer, caused his personal bankruptcy. Moreover, it is important to put Mr. Nicholls' "personal" bankruptcy in perspective - at the same time he filed for bankruptcy to avoid paying his credit card debts, Mr. Nicholls was living in a Manhattan apartment building appraised at over $3 million that was owned in his wife's name. In his bankruptcy petition, Mr. Nicholls listed "rent" as an expense. But what Mr. Nicholls did not disclose to the bankruptcy court is that the "rent" he was paying was to his wife.

     Lest there be any doubt about the misleading nature of Laddcap's solicitation materials, compare Laddcap's two disclosures regarding Mr. Nicholls. In its August 1, 2006 preliminary consent solicitation statement filed with the U.S. Securities and Exchange Commission, Laddcap represented that "since September 2000, Mr. Nicholls has been a self-employed Business Development Director consulting with a number of large international organizations." However, after being confronted with Mr. Nicholls' personal bankruptcy in 2002, Laddcap reverses course in its August 10, 2006 letter and claims that Mr. Nicholls could not work prior to his bankruptcy filing in 2002 because he was fighting cancer. Ask yourself why Laddcap would make such wholly contradictory statements. Laddcap's attempt to exploit Mr. Nicholls' cancer to divert attention from its failure to disclose Mr. Nicholls' personal bankruptcy trivializes the very serious fight that all cancer patients face.

     Laddcap's misrepresentations about its director nominees are not limited to Mr. Nicholls. In its preliminary consent solicitation statement, Laddcap falsely represents that it is providing "material occupations, positions, offices, or employment for the past five years of each Nominee." For example, Laddcap wholly omits that one of its nominees, Fred S. Zeidman, is Chairman of the Board of Directors of Emerge Capital Corporation. Why? In 2006, Emerge has twice been forced to admit that it has significant deficiencies in its accounting processes constituting material weaknesses as defined by the Public Company Accounting Oversight Board. Those weaknesses resulted in improper accounting for certain financial transactions and a restatement of financial statements for fiscal periods in 2004 and 2005. Furthermore, Mr. Zeidman served as a member of the audit and compensation committees of the board of directors of Seitel Corporation during the period in which Seitel misstated its earnings for seven quarters and subsequently filed for bankruptcy. Mr. Zeidman was named in seven shareholder derivative suits stemming from Seitel's aforementioned earnings misstatements and eventual bankruptcy.

     In its August 10th letter, Laddcap similarly fails to address any of the omitted information about its other director nominees, including the financial woes that afflicted the UCLA hospital system during the tenure of Michael Karpf, M.D., as Vice Provost. Laddcap does not even attempt to explain why it did not disclose this material information to Delcath's shareholders.

     In its latest letter, Laddcap also does not dispute that the two supposedly "independent" investment banks with "decades of experience" from which Laddcap obtained a valuation of the Company that was provided to shareholders in June 2006 were neither independent nor experienced. As incredible as it may seem, neither of these two "investment banks" have ever filed with the SEC any valuation or fairness opinion for any company prior to their issuing their



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valuation opinion of Delcath. Nor does Laddcap dispute in its letter that it improperly obtained non-public company information and that it has been collaborating with undisclosed persons, including a broker who was affiliated with one of the supposedly "independent" investment banks that Laddcap hired to prepare a valuation of the Company, to force an immediate sale of the Company.

     As the foregoing illustrates and as we demonstrated in our letter to shareholders, dated August 7, 2006, Laddcap's attack on the Company is based on lies and convenient omissions of important facts. Delcath has brought suit against Laddcap not to "smother stockholder democracy" as Laddcap would have you believe, but to ensure that Delcath's shareholders are provided the full and accurate information to which they are entitled and which is required by the federal securities laws.



     Thank you for your continued support.


                                /s/ SAMUEL HERSCHKOWITZ
                                Samuel Herschkowitz, M.D.
                                Chairman of the Board





     This letter contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

     On August 1, 2006, Laddcap filed a preliminary consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 7, 2006, Delcath filed a preliminary consent revocation statement on Form PREC14A with the SEC (the "Preliminary Consent Revocation Statement") in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Preliminary Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

     The Preliminary Consent Revocation Statement, the definitive consent revocation materials (when filed) and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

     Delcath has engaged MacKenzie Partners, Inc., who may be deemed to be a participant in the solicitation of Delcath shareholders, to assist in connection with Delcath's communications with shareholders regarding Laddcap's consent solicitation. Information regarding the interests of MacKenzie Partners, Inc .is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto). In addition, certain of Delcath's



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directors, officers and employees may be deemed to be participants in the solicitation of Delcath's shareholders. Information regarding the names and interests of these other persons is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto).


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